UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2010

Marshall Edwards, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or
organization)
140 Wicks Road, North Ryde, NSW, 2113 Australia
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (011) 61 2 8877 6196
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     The disclosures set forth under Item 5.02 below are hereby incorporated by reference in to this Item 1.01.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 17, 2010, Marshall Edwards, Inc. (the “Company”) announced Thomas Zech’s appointment as Chief Financial Officer of the Company, effective June 18, 2010. As of June 18, 2010, David Seaton has resigned as Chief Financial Officer of the Company to pursue other interests.
     Since May 2009, Mr. Zech, age 58, has been a consultant, providing finance and accounting advisory services to life science and technology companies. Until November 2008, Mr. Zech served as Vice President, Finance and Chief Financial Officer at Pacira Pharmaceuticals Inc., a specialty pharmaceutical company, which was the successor company to SkyePharma Inc. acquired in March 2007, from SkyePharma PLC (NASDAQ: SKYE; LSE:SKP). He transitioned to Pacira Pharmaceuticals from SkyePharma Inc., where he joined in 1999 as Controller and Corporate Secretary. Previously he held senior finance positions at Stratagene, Advanced Tissue Sciences, Allied Holdings and Psicor. Mr. Zech earned his bachelor’s degree in accounting from Lawrence Technological University and his master’s degree in finance from the University of Detroit.
     In connection with Mr. Zech’s appointment as Chief Financial Officer, the Company has entered into an Employment Letter, dated June 18, 2010, with Mr. Zech (the “Employment Letter”). Mr. Zech’s Employment Letter provides for an annual base salary of $250,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors of the Company. Mr. Zech will also have the opportunity to earn an annual cash bonus in an amount up to a maximum of 20% of the base salary based on his achievement of milestones established by the Board of Directors.
     Pursuant to the terms of Mr. Zech’s Employment Letter, Mr. Zech is also entitled receive options to purchase 73,463 shares of the Company’s common stock, with an exercise price per share equal to the closing price of the Company’s common stock on June 18, 2010 pursuant to the terms and conditions of the Employment Letter, the applicable stock option grant agreement and the 2008 Stock Omnibus Equity Compensation Plan. Of Mr. Zech’s options, 25% will vest one year from the effective date of the Employment Letter and, thereafter, the remaining 75% of Mr. Zech’s options will vest in equal monthly installments over the following thirty-six (36) months. In the event of a Change in Control of the Company, as defined in the Employment Letter, Mr. Zech’s options will become fully vested.
     Mr. Zech may terminate his employment at any time other than for Good Reason (as defined in the Employment Letter), upon providing two (2) months advance notice to the Company. Mr. Zech may terminate his employment with Good Reason by providing the Company with notice within sixty (60) days of the event giving rise to the Good Reason (and the Company does not cure the Good Reason event within thirty (30) days after receiving notice). The Company has the right to terminate Mr. Zech’s Employment Letter with or without Cause (as defined in the Employment Letter) at any time. If Mr. Zech’s employment is terminated by the Company without Cause or by Mr. Zech for Good Reason, Mr. Zech will be entitled to (i) a lump sum payment in an amount equal to twelve (12) months of his base salary and (ii) accelerated vesting of his options such that Mr. Zech will be vested in the same number of options as if he had continued to be employed by the Company for an additional twelve (12) months. The Employment Letter contains confidentiality provisions.

     There is no arrangement or understanding between Mr. Zech and any other persons pursuant to which he was selected as Chief Financial Officer. Mr. Zech does not have any family relationships with any director, executive officer or person nominated by the Company to become a director or executive officer. There are no relationships between Mr. Zech and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.
     The foregoing summary description of Mr. Zech’s Employment Letter is qualified in its entirety by reference to text of the Employment Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
     On June 17, 2010, the Company issued a press release announcing the appointment of Mr. Zech as Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
     None of the information furnished in Item 7.01 and the accompanying Exhibit 99.1 will be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor will it be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Employment Letter, dated June 18, 2010, between Marshall Edwards, Inc. and Thomas Zech.
10.2	Non-Qualified Stock Option Grant Agreement, between Marshall Edwards, Inc. and Thomas Zech
99.1	Press Release dated June 17, 2010

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSHALL EDWARDS, INC.
By:	/s/ Daniel P. Gold
Daniel P. Gold
President and Chief Executive Officer

Dated: June 23, 2010

Index to Exhibits

Exhibit No.	Description
10.1	Employment Letter, dated June 18, 2010, between Marshall Edwards, Inc. and Thomas Zech.
10.2	Non-Qualified Stock Option Grant Agreement, between Marshall Edwards, Inc. and Thomas Zech
99.1	Press Release dated June 17, 2010

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